Exhibit 99.1

637 Davis Drive
Morrisville, NC 27560 USA
phone 1-919-767-3230
fax 1-919-767-3233
www.harrisstratex.com
Harris Stratex Networks Confirms Second Quarter Revenue
Guidance
Company announces interim impairment testing for goodwill
RESEARCH TRIANGLE PARK, N.C., January 7, 2009 — Harris Stratex Networks, Inc. (NASDAQ: HSTX), a leading specialist in backhaul solutions for mobility and broadband networks, today confirmed revenue guidance for its second quarter ended January 2, 2009. The company anticipates that revenue will be between $185 million and $195 million, as provided in the company’s October 29, 2008 earnings press release.
The company also announced that based on the current global economic environment and the decline in the company’s market valuation, it is likely that the fair value of one or more of its reporting units has been reduced below its carrying value. As a result, the company has commenced an interim review of goodwill and other indefinite-lived assets for impairment, and expects to record a non-cash charge to write down a significant portion of these assets as of the end of the second quarter. As of September 28, 2008, the balance of goodwill and other indefinite-lived intangible assets totaled $316 million, and relates primarily to the goodwill recorded in connection with the combination of Stratex Networks, Inc. and the Microwave Communications Division of Harris Corporation.
“Our company’s value proposition in mobility networks remains strong, and we see the primary growth drivers of our business as fundamentally in place,” said Harald Braun, president and chief executive officer of Harris Stratex Networks. “We continue to execute our strategy and are focused on meeting the demands for wireless infrastructure build-outs and the growing need for higher-capacity IP applications.”

Regular Financial Results Conference Call on February 4
Harris Stratex Networks will host a conference call on Wednesday, February 4th to discuss the company’s financial results at 5:30 p.m. Eastern Time. Those wishing to join the call should dial 303-262-2137 (no pass code required) at approximately 5:20 p.m. A replay of the call will be available starting one hour after the call’s completion until February 11. To access the replay, dial 303-590-3000 (pass code: 11124334 #). A live and archived webcast of the conference call will also be available via the company’s Web site at www.HarrisStratex.com/investors/conference-call.
About Harris Stratex Networks, Inc.
Harris Stratex Networks, Inc. is a leading specialist in backhaul solutions for mobility and broadband networks. The company offers reliable, flexible and scalable wireless network solutions, backed by comprehensive professional services and support. Harris Stratex Networks serves all global markets, including mobile network operators, public safety agencies, private network operators, utility and transportation companies, government agencies and broadcasters. Customers in more than 135 countries depend on Harris Stratex Networks to build, expand and upgrade their voice, data and video solutions. Harris Stratex Networks is recognized around the world for innovative, best-in-class wireless networking solutions and services. For more information, visit www.HarrisStratex.com.
Forward-Looking Statements
The information contained in this document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. All statements, trend analyses and other information contained herein about the markets for the services and products of Harris Stratex Networks and trends in revenue, as well as other statements identified by the use of forward-looking terminology, including “anticipated”, “believe”, “plan”, “estimate”, “expect”, “goal”, “will”, “see”, “continues”, “delivering”, “view”, and “intend”, or the negative of these terms or other similar expressions, constitute forward-looking statements. These forward-looking statements are based on estimates reflecting the current beliefs of the senior management of Harris Stratex Networks. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

•	downturn in the global economy affecting customer spend;

•	continued price erosion as a result of increased competition in the microwave transmission industry;

•	the volume, timing and customer, product and geographic mix of our product orders may have an impact on our operating results;

•	the ability to achieve business plans for Harris Stratex Networks;

•	the ability to manage and maintain key customer relationships;

•	the ability to maintain projected product rollouts, product functionality, anticipated cost reductions or market acceptance of planned products;

•	future costs or expenses related to litigation;

•	the ability of our subcontractors to perform or our key suppliers to manufacture or deliver material;

•	customers may not pay for products or services in a timely manner, or at all;

•	the failure of Harris Stratex Networks to protect its intellectual property rights and its ability to defend itself against intellectual property infringement claims by others;

•	currency and interest rate risks;

•	the impact of political, economic and geographic risks on international sales;

•	the impact of slowing growth in the wireless telecommunications market combined with supplier and operator consolidations;

•	our ability to remediate our material weaknesses in internal control.
For more information regarding the risks and uncertainties for our business, see “Risk Factors” in our form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on September 25, 2008 as well as other reports filed by Harris Stratex Networks with the SEC from time to time. Harris Stratex Networks undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.
CONTACTS:
Investors: Mary McGowan, Summit IR Group Inc., 408-404-5401, mary@summitirgroup.com
Media: Cynthia Johnson, Harris Stratex Networks, Inc., 919-767-3323, cynthia.johnson@hstx.com